Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RESULTS FOR THE
SECOND QUARTER OF 2007

Commercial and Military Programs Fuel Sales Growth
ST. LOUIS – August 7, 2007 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries, today announced higher sales and slightly lower net income for the second quarter of 2007, compared to the second quarter of 2006.

Net sales in the quarter ended June 30, 2007, were $33.9 million, up 3.6 percent from $32.8 million in the quarter ended June 30, 2006.  Net income for the second quarter of 2007 was $2.9 million or $0.26 per diluted share, compared to $3.0 million or $0.26 per diluted share in the second quarter of 2006.

“LMI is executing its strategy to diversify its business in its three major market sectors and expanding its product offering of manufacturing, design and engineering services,” said Ronald Saks, President and Chief Executive Officer of LMI Aerospace, Inc.  “As we produce more complex assemblies and new components, sales volume is expected to accelerate during the second half of the year.  This quarter’s net income was impacted mainly due to investments in equipment, facilities and people to support our anticipated growth.”

For the six months ended June 30, 2007, net sales were $66.1 million compared to $62.0 million in the six months ended June 30, 2006, an increase of 6.6 percent.  Net income for the first six months of 2007 was $5.1 million or $0.46 per diluted share, compared to $5.3 million or $0.53 per diluted share in the first half of 2006.

Net sales of components for corporate and regional aircraft in the second quarter of 2007 were $11.4 million or 33.7 percent of total sales, compared to $12.5 million or 38.1 percent of sales in the year-ago quarter.  Sales in the second quarter of 2006 included abnormally high shipments because of the implementation of a new ordering process at Gulfstream.  Sales of products used in large commercial aircraft in the second quarter of 2007 were $11.4 million or 33.5 percent of sales, up 12.6 percent compared to $9.5 million or 29.0 percent of sales in the second quarter of 2006.  The increase was driven by higher production rates for certain Boeing aircraft, most notably the Boeing 737 and Boeing 747, and from sales for the Boeing 787, which began in 2007.  Military products had sales of $8.3 million or 24.6 percent of sales in the second quarter of 2007 compared to $7.8 million or 23.8 percent of sales in the year-ago quarter, an increase of 6.4 percent.  Both new and add-on programs for certain helicopter programs contributed to increased sales.

Gross profit for the second quarter of 2007 was $9.2 million or 27.2 percent of sales, compared to $8.8 million or 27.0 percent of sales in the second quarter of 2006.  Efficiencies from higher production rates for aerospace customers offset increased salaries and wages, primarily from investment in the materiel organization, higher than expected workers compensation cost and additional moving and rental expenses from the newly added capacity and recent sale and leaseback of certain facilities.  Selling, general and administrative expenses were $4.9 million in the second quarter of 2007 compared to $4.2 million in the year-ago quarter, reflecting higher compensation and fringe benefit costs from increased staffing to support planned growth and higher professional service fees.

Interest income in the second quarter of 2007 was $185,000, up from $77,000 in the second quarter of 2006.  Income taxes in the second quarter of 2007 were $1.5 million, compared to $1.8 million in the year-ago quarter.  The effective tax rate was 34.9 percent in the second quarter of 2007 compared to 37.5 percent in the second quarter of 2006, as the company derived additional deductions available to manufacturers and reduced state income taxes.   The backlog at June 30, 2007, was $141 million, up from $109 million at June 30, 2006.

On July 31, 2007, LMI completed the acquisition of San Diego-based D3 Technologies, Inc., a premier design and engineering services firm.  The addition of D3 Technologies will provide an integrated engineering and manufacturing platform to better serve existing customers and diversify LMI’s business.  LMI will provide updated guidance for 2007 and initial guidance for 2008 that includes the expected contribution of D3 Technologies in a news release and conference call on Wednesday, August 22, 2007, at 9:00 A.M. EDT.

“We are seeking acquisitions in areas that will enable LMI to become a turnkey aerospace systems provider,” said Saks.  “High-speed machining, assembly capability and composites and other non-metal technologies are our top priorities.  At the same time, LMI is investing in people, supply chain and facilities to enhance our competitive position in the industry.”

LMI Aerospace, Inc., is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft.  LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2007, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and its current report on Form 8-K filed on August 6, 2007, in conjunction with the acquisition of D3 Technologies, Inc.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$9,985	$24,411
Short-term investments	16,224	2,243
Trade accounts receivable, net of allowance of $239 at June 30, 2007 and $311 at December 31, 2006	19,171	14,658
Inventories	37,200	33,956
Prepaid expenses and other current assets	1,622	1,760
Deferred income taxes	2,199	2,210
Income taxes receivable	548	232
Total current assets	86,949	79,470

Property, plant and equipment, net	17,585	19,514
Goodwill	5,653	5,653
Customer intangible assets, net	3,220	3,425
Other assets	934	548
Total assets	$114,341	$108,610

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,878	$9,758
Accrued expenses	4,447	3,916
Short-term deferred gain on sale of real estate	233	147
Current installments of long-term debt and capital lease obligations	319	238
Total current liabilities	12,877	14,059

Long-term deferred gain on sale of real estate	3,890	2,493
Long-term debt and capital lease obligations, less current installments	776	583
Deferred income taxes	965	965
Total long-term liabilities	5,631	4,041

Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,608,183 shares and 11,577,631 shares at June 30, 2007 and December 31, 2006, respectively	232	232
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	-	-
Additional paid-in capital	66,293	66,104
Treasury stock, at cost, 389,432 shares at June 30, 2007 and 389,732 share at December 31, 2006	(1,848)	(1,849)
Retained earnings	31,156	26,023
Total stockholders’ equity	95,833	90,510
Total liabilities and stockholders’ equity	$114,341	$108,610

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30
	2007	2006	2007	2006

Net sales	$33,935	$32,768	$66,112	$62,010
Cost of sales	24,717	23,921	48,623	44,842
Gross profit	9,218	8,847	17,489	17,168

Selling, general and administrative expenses	4,933	4,170	9,943	8,371
Income from operations	4,285	4,677	7,546	8,797

Other income (expense):
Interest income (expense), net	185	77	391	(350)
Other, net	(30)	(1)	(23)	1
Income before income taxes	4,440	4,753	7,914	8,448

Provision for income taxes	1,549	1,796	2,782	3,182
Net income	$2,891	$2,957	$5,132	$5,266

Amounts per common share:
Net income per common share	$0.26	$0.27	$0.46	$0.54

Net income per common share assuming dilution	$0.26	$0.26	$0.46	$0.53

Weighted average common shares outstanding	11,150,899	11,112,507	11,150,899	9,837,038

Weighted average dilutive common shares outstanding	11,267,118	11,239,257	11,271,228	9,961,988